Exhibit 99.2


Release: IMMEDIATE                         Contact:  Bernard Patriacca - VP/CFO
                                                     (781) 862-4003


                MACROCHEM GRANTED EXTENSION TO REGAIN COMPLIANCE
                    WITH NASDAQ MINIMUM BID PRICE REQUIREMENT

     Lexington, MA, April 20, 2005 -- MacroChem Corporation (NasdaqSC: MCHM), announced today that it has received written notice from Nasdaq granting the Company an additional 180 calendar day compliance period, or until October 13, 2005, to regain compliance with the Nasdaq SmallCap Market's $1.00 minimum bid price requirement in accordance with Marketplace Rule 4310(c)(8)(D). As previously disclosed, Nasdaq notified the Company on October 18, 2004 that the bid price of the Company's common stock had closed below the minimum $1.00 per share over the previous 30 consecutive business days, and, as a result, did not comply with a requirement for continued inclusion in The Nasdaq SmallCap Market under Marketplace Rule 4310(c)(4). In accordance with Marketplace Rule 4310(c)(8), the Company was provided 180 calendar days, or until April 18, 2005, to regain compliance. In order to regain compliance, the company must demonstrate a closing bid price for its common stock of $1.00 per share or more for a minimum of 10 consecutive business days.

ABOUT MACROCHEM

     MacroChem is a specialty pharmaceutical company that innovates, develops and commercializes pharmaceuticals administered in novel ways, to treat important medical conditions. MacroChem is developing two products containing its patented enhancer, SEPA(R): Opterone(R), a SEPA-enhanced topical testosterone treatment for male hypogonadism; and EcoNail(TM), a SEPA-enhanced antifungal nail lacquer to treat a common and potentially debilitating nail infection known as onychomycosis. For more information on MacroChem, and its technology and products, please visit our website at: http://www.macrochem.com.

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FORWARD-LOOKING STATEMENTS

     With the exception of historical information contained in this press release, the matters described herein are forward-looking statements that involve risks and uncertainties. MacroChem's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed or referred to in the section entitled "Risk Factors" in MacroChem's Annual Report on Form 10-K, as well as those discussed elsewhere therein, and include, without limitation, risks regarding product development, the timing and results of clinical trials, the regulatory approval process, capital requirements, financial condition, patent protection and dependence on third parties for development and licensing arrangements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. MacroChem undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

         For more information visit our website, http://www.macrochem.com
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